PROMISSORY NOTE
                                 ---------------


$70,168.29                                                     December 31, 1994


         FOR VALUE RECEIVED, the undersigned, Prism Software Corporation, a Delaware corporation ("Maker"), promises to pay to James Bone ("Payee"), the principal sum of Seventy Thousand, One Hundred Sixty-Eight and 29/100 Dollars ($70,168.29) (the "Principal Amount"), together with simple interest accruing on the unpaid portion of the Principal Amount from the date hereof until maturity at the annual rate of nine percent (9%), on the terms and subject to the following conditions:

         1. TERMS. This Note is being issued and delivered by maker to Payee in full and final satisfaction of all of Maker's obligations to Payee under and pursuant to (i) that certain promissory note dated February 1, 1994 in the principal amount of Forty-Two Thousand, Eight Hundred Fifty-Seven and 14/100 Dollars ($42,857.14), executed by Maker in favor of Payee, and (ii) that certain promissory note dated February 1, 1994 in the principal amount of Twenty-One Thousand, Four Hundred Twenty-Eight and 57/100 Dollars ($21,428.57), executed by Maker in favor of Payee (collectively, the "Former Notes"). By Payee's acceptance of this Note, Payee agrees that, as of the date hereof, (i) Maker and Payee will automatically and forever be released from any and all rights, obligations, liabilities, actions and claims, whether know or unknown, accrued or hereafter arising under or in connection with the Former Notes, and (ii) as soon as practicable following the execution and delivery of this Note by maker to Payee, Payee shall deliver to the Company the originally executed agreement(s) evidencing the Former Notes appropriately marked as paid in full and canceled as of the date hereof.

         2. PAYMENTS. The entire Principal Amount, together with all accrued interest hereunder, shall be payable from Maker to Payee on March 31, 1996. All payments due and payable from Maker to Payee under this Note shall be made in lawful currency of the United States of America at 23372 Madero, Suite E, Mission Viejo, California 92691, or such other place as Payee shall designate in writing.

         3. PREPAYMENT. Maker may prepay, at any time or from time to time, any portion or all of the amount due hereunder, without penalty, provided that such prepayment shall be applied first to accrued but unpaid interest and the balance to the Principal Amount.

         4. EVENT OF DEFAULT. An "Event of Default" under this Note shall mean Maker's failure to comply with any payment obligation or covenant contained in
Section 2, above, within forty-five (45) days after notice of such failure has been delivered to Maker.

         5. OPTIONS. In connection with the issuance of the Former Notes Maker granted Payee options to purchase an aggregate of 131,396 shares of Maker's Common Stock (the "Options") pursuant to separate option agreements. The execution and delivery of this replacement note shall not effect Maker's obligations or Payee's rights with respect to the Options or under the option agreements evidencing such Options.

         6. NO OTHER OBLIGATION. Payee represents and warrants to the Maker that, except pursuant to the Former Notes and the Options, Maker has no other obligations or liabilities to Payee arising out of or in connection with the transactions that gave rise to Maker's issuance of the Former Notes and the Options.

         7. NOTICES. All notices, demands or other communications which are required or are permitted to be given hereunder shall be in writing and shall be deemed to have been sufficiently given upon: (i) delivery, if served personally on the party to whom notice is to be given; or (ii) on the date of receipt, refusal or non-delivery indicated on the receipt if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid, or by messenger or air courier, in all cases, correctly addressed to the addresses of the parties as follows:

         If to Payee:      James Bone
                           23372 Madero, Suite E
                           Mission Viejo, CA 92691

         If to Maker:      Prism Software Corporation
                           23696 Birtcher
                           Lake Forest, CA  92630
                           Attention:  E. Ted Daniels
                                       Chief Executive Officer

Any party may give written notice of a change of address in accordance with the provisions of this Section 6 and after such notice of change has been received, any subsequent notice shall be given to such party in the manner above described at such new address.

         8. HIGHEST RATE PERMITTED. Anything in this Note to the contrary notwithstanding, no provision of this Note shall require the payment or permit the collection of interest in excess of the highest rate permitted by applicable law, and any portion of the interest otherwise payable under this Note which is in excess of the highest rate permitted by applicable law shall be cancelled automatically or (if heretofore paid) shall, at the option of Maker, be either refunded to Maker or credited to the Principal Amount of this Note in accordance with Section 3, above.

         9. COSTS OF COLLECTION. Maker agrees to reimburse the holder of this Note for all reasonable costs of collection or enforcement of this Note (including reasonable attorney's fee) incurred by the holder.

         10. MODIFICATION WAIVER. Any term of this Note may be amended and the observance of any term hereof may be waived only with the written consent of both Maker and Payee.

         11. GOVERNING LAW. The provisions of this Note shall be governed by and construed in accordance with the laws of the State of California without giving effect to principles of conflict of laws.

         12. SUCCESSORS AND ASSIGNS. The terms and conditions contained this Note shall apply to and bind the heirs, representatives, successors, administrators and assigns of the parties hereto.

         13. ASSIGNMENT. This Note is not assignable without the prior written consent of the other party. Any attempt at such an assignment without such consent shall be void.


         IN WITNESS WHEREOF, Maker has executed this Note in favor of Payee as of the date first set forth above.

                                    "MAKER":

                                    PRISM SOFTWARE CORPORATION,
                                    a Delaware corporation


                                    /s/ E. Ted Daniels
                                    --------------------------------
                                    E. Ted Daniels
                                    Chief Executive Officer



Agreed, Accepted and Acknowledged
as of December 31, 1994


/s/ James Bone
- ------------------------------
James Bone